Exhibit 99.1

KCS: Ashley Thorne, 816-983-1530, athorne@kcsouthern.com

Kansas City Southern Reports Record First Quarter Revenues and Strong Results

First Quarter 2019 Results

•	Record first quarter revenues of $675 million, an increase of 6% from prior year on a 1% volume decline

•
Operating income of $160 million. Record first quarter adjusted operating income of $242 million, excluding restructuring charges related to Precision Scheduled Railroading (“PSR”) initiatives, and including the Mexican fuel excise tax credit

•	Reported operating ratio of 76.2%. Adjusted operating ratio of 64.2%, compared to 65.8% in the prior year

•	Reported diluted earnings per share of $1.02. Adjusted diluted earnings per share of $1.54, 18% higher than a year ago

Kansas City, Mo., April 17, 2019. Kansas City Southern (KCS) (NYSE:KSU) reported record first quarter revenues of $675 million, an increase of 6% from first quarter 2018. Overall, carload volumes declined by 1% compared to prior year, driven primarily by service interruption at Lazaro Cardenas due to teacher protests.

Revenues for the first quarter of 2019 increased in four commodity groups, led by a 21% increase in Chemicals and Petroleum due to refined product shipments to Mexico. Agriculture and Minerals grew by 8%, driven by improved network cycle times. Energy and Industrial and Consumer Products also grew 5% and 2%, respectively. These increases were partially offset by revenue declines in Automotive and Intermodal of 4% and 12%, respectively, due to auto plant shutdowns and teacher protests.

In the first quarter of 2019, reported operating expenses were $515 million. Excluding restructuring charges related to PSR initiatives, and including the Mexican fuel excise tax credit, adjusted operating expenses were $433 million, 3% higher than 2018. Adjusted operating income was $242 million, 10% higher than a year ago. KCS reported an adjusted first quarter operating ratio of 64.2%, a 1.6 point improvement over first quarter 2018.

Reported net income in the first quarter of 2019 was $103 million, or $1.02 per diluted share, compared with $145 million, or $1.40 per diluted share in the first quarter of 2018. As presented in the following reconciliations, adjusted diluted earnings per share was $1.54, 18% higher than a year ago.

“We are pleased to announce a strong start to the year with solid revenue growth and improved operational performance,” stated Kansas City Southern’s President and Chief Executive Officer Patrick J. Ottensmeyer. “Although we are still in the early stages of implementation, KCS’ transition to a precision-scheduled network is already producing improved velocity and dwell, which is driving improved customer service, labor and asset utilization as well as other efficiencies.

“Our PSR initiatives support volume and revenue growth, capital efficiency and an improved cost profile. They equally support improved customer service, capacity and network resiliency. We have confidence that this transition will continue to benefit all KCS stakeholders, including customers and shareholders.”

GAAP Reconciliations
($ in millions, except per share amounts)

Reconciliation of Diluted Earnings per Share to
Adjusted Diluted Earnings per Share	Three Months Ended March 31, 2019
	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings per Share
As reported	$137.9	$34.7	$103.2	$1.02
Adjustments for:
Restructuring charges	67.5	17.1	50.4	0.50
Income tax accounting timing on Mexican fuel excise tax credit	13.8	10.9	2.9	0.03
Debt retirement costs	0.6	0.2	0.4	—
Foreign exchange gain	(4.6)	(1.4)	(3.2)	(0.03)
Foreign exchange component of income taxes	—	(1.7)	1.7	0.02
Adjusted	$215.2	$59.8	155.4
Less: Noncontrolling interest and preferred
stock dividends			(0.5)
Adjusted net income available to common
stockholders - see (a) below			$154.9	$1.54

	Three Months Ended March 31, 2018
	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings per Share
As reported	$221.7	$76.8	$144.9	$1.40
Adjustments for:
Foreign exchange gain	(27.8)	(8.3)	(19.5)	(0.19)
Foreign exchange component of income taxes	—	(8.9)	8.9	0.09
Adjusted	$193.9	$59.6	134.3
Less: Noncontrolling interest and preferred
stock dividends			(0.5)
Adjusted net income available to common
stockholders - see (a) below			$133.8	$1.30

GAAP Reconciliations (continued)
($ in millions)

Reconciliation of Operating Expenses to Adjusted	Three Months Ended
Operating Expenses	March 31,
	2019	2018
Operating expenses as reported	$514.5	$419.9
Adjustment for Mexican fuel excise tax credit - see (b) below	(13.8)	—
Adjustment for restructuring charges	(67.5)	—
Adjusted operating expenses - see (c) below	$433.2	$419.9

Operating income as reported	$160.3	$218.7
Adjusted operating income - see (c) below	241.6	218.7

Operating ratio (c) as reported	76.2%	65.8%
Adjusted operating ratio - see (c) and (d) below	64.2%	65.8%

(a)
The Company believes adjusted diluted earnings per share is meaningful as it allows investors to evaluate the Company’s performance for different periods on a more comparable basis by adjusting for the impact of changes in foreign currency exchange rates, changes in tax law and related income tax accounting timing impacts, and items that are not directly related to the ongoing operations of the Company. The income tax expense impacts related to these adjustments are calculated at the applicable statutory tax rate.

(b)
As described further in Note 3 of the consolidated financial statements in the Company's Form 10-Q, a change in Mexican tax law resulted in the Mexican fuel excise tax credit being recognized within income tax expense in 2019. As a result of this change, the Company believes an adjustment for the Mexican fuel excise tax credit is meaningful as it allows investors to evaluate the Company's performance for different periods on a more comparable basis.

(c)
The Company believes adjusted operating expenses, operating income and operating ratio are meaningful as they allow investors to evaluate the Company's performance for different periods on a more comparable basis by adjusting for items that are not directly related to the ongoing operations of the Company, and changes in tax law.

(d)	Operating ratio is calculated by dividing operating expenses by revenues; or in the case of adjusted operating ratio, adjusted operating expenses divided by revenues.

Headquartered in Kansas City, Mo., Kansas City Southern (KCS) (NYSE: KSU) is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S.  Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  KCS' North American rail holdings and strategic alliances are primary components of a railway network, linking the commercial and industrial centers of the U.S., Mexico and Canada.  More information about KCS can be found at www.kcsouthern.com

This news release contains “forward-looking statements” within the meaning of the securities laws concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur.  Words such as “projects,” “estimates,” “forecasts,” “believes,” “intends,” “expects,” “anticipates,” and similar expressions are intended to identify many of these forward-looking statements.  Such forward-looking statements are based upon information currently available to management and management’s perception thereof as of the date hereof.  Differences that actually occur could be caused by a number of external factors over which management has little or no control, including: competition and consolidation within the transportation industry; the business environment in industries that produce and use items shipped by rail; loss of the rail concession of KCS’ subsidiary, Kansas City Southern de México, S.A. de C.V.; the termination of, or failure to renew, agreements with customers, other railroads and third parties; access to capital; disruptions to KCS’ technology infrastructure, including its computer systems; natural events such as severe weather, hurricanes and floods; market and regulatory responses to climate change; legislative and regulatory developments and disputes; rail accidents or other incidents or accidents on KCS’ rail network or at KCS’ facilities or customer facilities involving the release of hazardous materials, including toxic inhalation hazards; fluctuation in prices or availability of key materials, in particular diesel fuel; dependency on certain key suppliers of core rail equipment; changes in securities and capital markets; unavailability of qualified personnel; labor difficulties, including strikes and work stoppages; acts of terrorism or risk of terrorist activities; war or risk of war; domestic and international economic, political and social conditions; the level of trade between the United States and Asia or Mexico; fluctuations in the peso-dollar exchange rate; increased demand and traffic congestion; the outcome of claims and litigation involving KCS or its subsidiaries; and other factors affecting the operation of the business.  More detailed information about factors that could affect future events may be found in filings by KCS with the Securities and Exchange Commission, including KCS’ Annual Report on Form 10-K for the year ended December 31, 2018 (File No. 1-4717) and subsequent reports.  Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved.  As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements.  KCS is not obligated to update any forward-looking statements to reflect future events or developments.

Kansas City Southern and Subsidiaries
Consolidated Statements of Income
(In millions, except share and per share amounts)
(Unaudited)
	Three Months Ended
	March 31,
	2019	2018
Revenues	$674.8	$638.6
Operating expenses:
Compensation and benefits	128.9	121.6
Purchased services	52.8	47.1
Fuel	83.0	81.3
Mexican fuel excise tax credit	—	(9.2)
Equipment costs	30.4	32.2
Depreciation and amortization	88.5	83.3
Materials and other	63.4	63.6
Restructuring charges	67.5	—
Total operating expenses	514.5	419.9
Operating income	160.3	218.7
Equity in net earnings of affiliates	1.7	1.0
Interest expense	(28.2)	(25.5)
Debt retirement costs	(0.6)	—
Foreign exchange gain	4.6	27.8
Other income (expense), net	0.1	(0.3)
Income before income taxes	137.9	221.7
Income tax expense	34.7	76.8
Net income	103.2	144.9
Less: Net income attributable to noncontrolling interest	0.4	0.4
Net income attributable to Kansas City Southern and subsidiaries	102.8	144.5
Preferred stock dividends	0.1	0.1
Net income available to common stockholders	$102.7	$144.4

Earnings per share:
Basic earnings per share	$1.02	$1.41
Diluted earnings per share	$1.02	$1.40

Average shares outstanding (in thousands):
Basic	100,500	102,574
Potentially dilutive common shares	415	402
Diluted	100,915	102,976

Kansas City Southern and Subsidiaries
Revenue & Carload/Units by Commodity - First Quarter 2019 and 2018

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	First Quarter		%	First Quarter		%	First Quarter		%
	2019	2018	Change	2019	2018	Change	2019	2018	Change

Chemical & Petroleum
Chemicals	$60.5	$57.7	5%	25.5	26.7	(4%)	$2,373	$2,161	10%
Petroleum	74.3	49.0	52%	36.5	24.0	52%	2,036	2,042	—
Plastics	33.8	33.0	2%	17.4	17.4	—	1,943	1,897	2%
Total	168.6	139.7	21%	79.4	68.1	17%	2,123	2,051	4%

Industrial & Consumer Products
Forest Products	66.4	65.3	2%	27.9	29.6	(6%)	2,380	2,206	8%
Metals & Scrap	57.0	53.8	6%	30.7	29.7	3%	1,857	1,811	3%
Other	26.4	27.2	(3%)	21.3	22.7	(6%)	1,239	1,198	3%
Total	149.8	146.3	2%	79.9	82.0	(3%)	1,875	1,784	5%

Agriculture & Minerals
Grain	72.7	65.2	12%	35.5	33.5	6%	2,048	1,946	5%
Food Products	35.7	36.2	(1%)	15.0	14.9	1%	2,380	2,430	(2%)
Ores & Minerals	6.5	4.9	33%	8.1	5.3	53%	802	925	(13%)
Stone, Clay & Glass	8.0	7.1	13%	3.4	3.2	6%	2,353	2,219	6%
Total	122.9	113.4	8%	62.0	56.9	9%	1,982	1,993	(1%)

Energy
Utility Coal	32.5	29.3	11%	33.5	30.0	12%	970	977	(1%)
Coal & Petroleum Coke	10.5	10.2	3%	15.1	13.4	13%	695	761	(9%)
Frac Sand	8.0	11.1	(28%)	5.7	7.1	(20%)	1,404	1,563	(10%)
Crude Oil	13.6	10.7	27%	6.5	7.0	(7%)	2,092	1,529	37%
Total	64.6	61.3	5%	60.8	57.5	6%	1,063	1,066	—

Intermodal	79.9	90.9	(12%)	220.9	243.0	(9%)	362	374	(3%)

Automotive	57.6	59.8	(4%)	36.6	39.8	(8%)	1,574	1,503	5%

TOTAL FOR COMMODITY GROUPS	643.4	611.4	5%	539.6	547.3	(1%)	$1,192	$1,117	7%

Other Revenue	31.4	27.2	15%

TOTAL	$674.8	$638.6	6%